Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-86536, 333-50261 and 333-84806 on Form S-8 of our report dated September 21, 2009, appearing in this Annual Report on Form 11-K of the McKesson Corporation Profit-Sharing Investment Plan for the year ended March 31, 2009.
/s/ Deloitte & Touche LLP
San Francisco, CA
September 21, 2009